FOR IMMEDIATE RELEASE

    Scantek Medical Enters Into New Contract with Life Medical Technologies.

Cedar Knolls, NJ--September 6, 2006--Scantek Medical, Inc. (SKML.PK, "Scantek") announced today that on August 22, 2006, it entered into an agreement (the "Amended Agreement") which amended and restated its December 3, 2004 Definitive Agreement (the "Initial Agreement") with Life Medical Technologies, Inc. ("Life Medical"). In a previous press release, Scantek announced the Initial Agreement, and that almost immediately after its execution, the parties determined to modify the Initial Agreement and recommence negotiations.

Pursuant to the Initial Agreement, Life Medical loaned Scantek $250,000 with a due date of June 5, 2006 (the "Loan"). In the Amended Agreement, the due date of the Loan was modified to June 5, 2007.

Pursuant  to the Initial  Agreement,  Life  Medical  paid  $200,000  towards the completion of a clinical study (the "Clinical Study") of the BreastCare(TM)/ BreastAlert(TM) Differential Temperature Sensor product ("BreastCare"). In the Amended Agreement, Life Medical agreed to pay up to an additional $25,000 towards the Clinical Study.

Pursuant to the Initial Agreement, Life Medical was responsible for the first $100,000 in costs towards the Clinical Study, Scantek for the next $50,000, Life Medical for the next $100,000, and Scantek for any costs in excess of $250,000. Pursuant to the Amended Agreement, it was acknowledged that Life Medical paid $200,000 towards the costs of the Clinical Study, Scantek and Life Medical are jointly responsible for the next $50,000, and Scantek is responsible for any costs in excess of $250,000.

Pursuant to the Initial Agreement, Scantek was required to disclose any existing legal proceedings. In the Amended Agreement, Scantek updated that information.

Pursuant to the Initial Agreement, under certain circumstances Life Medical would receive an option ("US Option") to receive an exclusive, perpetual license to distribute BreastCare in the United States ("License") pursuant to the terms of a Distribution Agreement agreed upon by the parties.

Pursuant to the Initial Agreement, Life Medical may exercise the US Option within 90 days after the report from the Clinical Study is accepted for publication in one of a list of qualifying medical journals (the "Journals"). If the report from the Clinical Study is not accepted for publication in one of the Journals within nine months, Life Medical shall have 45 days to exercise the US Option before it expires. In the Amended Agreement, this nine-month period has been modified to twenty-four months.


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Pursuant to the form of Distribution  Agreement which was annexed to the Initial
Agreement ("Initial Distribution Agreement"), if Life Medical exercised the US Option it would receive an exclusive right to distribute BreastCare in the United States. In the form of amended Distribution Agreement which was annexed to the Amended Agreement ("Amended Distribution Agreement"), this exclusive right was strengthened. Scantek was required to not directly or indirectly sell
BreastCare  in  the  United   States.   Scantek  also  agreed  that  any  future
distribution agreements Scantek signs with distributors outside of the United States must restrict such distributors to their specific territories of sale and must prohibit them from selling outside such territories.

Pursuant to the Initial Distribution Agreement, Life Medical was required to pay $1,600,000, and 15% of its stock, to exercise the US Option, less any funds which it paid pursuant to the Initial Agreement. This 15% of Life Medical's stock cannot be diluted under any circumstances. Furthermore, Life Medical has the option to issue this stock non-voting. If Life Medical exercises its option to issue non-voting stock, this stock would become voting stock two years after the date upon which Life Medical's stock becomes publicly traded. In the Amended Distribution Agreement, Life Medical was authorized to deduct from the payment of $1,600,000 any unpaid principal or accrued and unpaid interest on loans which Life Medical or its affiliates has made to Scantek.

Pursuant to the Initial Distribution Agreement, Life Medical was required to submit quarterly sales reports to Scantek beginning one year from the date of the Initial Distribution Agreement. In the Amended Distribution Agreement, the starting date of this reporting requirement has been extended to January 1, 2007.

The Initial Distribution Agreement set forth a wholesale price for Life Medical. The Amended Distribution Agreement increased the wholesale price to be paid by Life Medical to Scantek by $.50.

Pursuant to the Initial Distribution Agreement, Life Medical would receive a discount of $.25 per unit for orders over 500,000 units, and an additional $.25 per unit discount for orders over 1,000,000 units. In the Amended Distribution Agreement, the discount for orders over 1,000,000 units was eliminated.

Pursuant to the Initial Distribution Agreement, Life Medical was required to pay Scantek a royalty if its sales price exceeded a certain amount. In the Amended Distribution Agreement, the royalty was eliminated.

Pursuant to the Initial Distribution Agreement, Life Medical would have to meet the minimum sales requirements set forth in the Distribution Agreement in order to maintain the License starting in the second half of 2006. In the Amended Distribution Agreement, this was modified to the second half of 2010.

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BreastCare is a safe,  non-invasive,  low-cost,  single-use medical device which detects tissue heat differentials between the breasts. The pads are placed inside of a woman's bra for fifteen minutes, after which the device registers a digital reading of the heat conducted from within the breast tissue. BreastCare
has  received  marketing   clearance  from  the  United  States  Food  and  Drug
Administration to be used by physicians as an adjunct to clinical breast examination, mammography and other established modalities for the detection of breast disease. In clinical studies in the United States (Memorial Sloan Kettering Cancer Center - NY, M. D. Anderson Cancer Center - Houston, Guttman Institute - NY, Georgetown University, and Brotman - UCLA), in Brazil, and at the European Institute of Oncology in Milan, Italy, BreastCare has been clinically proven capable of recognizing metabolic activity (angiogenesis) by recording the heat differentiation of corresponding areas of the breast, and has identified tumors as small as 5mm in diameter.

About Scantek Medical

Scantek Medical, Inc. developed, produces and distributes the BreastCare(TM)/ BreastAlert(TM) Differential Temperature Sensor product. Scantek is also developing medical devices which use this temperature differential technology to screen for other medical conditions. Scantek's manufacturing facility and corporate offices are located in Cedar Knolls, New Jersey, and it has subsidiaries in Brazil and Hungary.

Statements in this press release which are not historical, including management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risk factors and other information set forth in Scantek's filings with the Securities and Exchange Commission. Actual results could differ materially from any forward-looking statements and may vary from management's expectations and cannot be guaranteed.

For more information, please contact:
Dr. Zsigmond L. Sagi
Phone: (973) 401-0434
Fax: (973) 401-0459
E-Mail: skml@garden.net

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